  Exhibit 99.1

FOR IMMEDIATE RELEASE: F&M Bank Announces Expansion into City of Waynesboro

TIMBERVILLE, VA., January 27, 2021 -- F&M Bank Corp. (OTCQX:FMBM), holding company for F&M Bank announced today its intention to open a new location in the City of Waynesboro, VA, expanding the $1B community bank’s presence to four banking offices in the Augusta County market and 12 offices serving the greater Shenandoah Valley.

“F&M’s executive team is delighted to grow into the vibrant City of Waynesboro – a thriving, local economy where many of our customers live, work and play,” said Mark Hanna, President & CEO. “Our focus remains on serving the Shenandoah Valley and contiguous markets as an independent bank for the long-term. The decision to expand into Waynesboro supports our strategic initiative of organic growth in core markets to better serve the banking needs of our communities.”

F&M Bank has entered into an agreement with Carter Bankshares, Inc. to acquire the branch, and associated client relationships, located at 2701 West Main Street in Waynesboro. This agreement is subject to regulatory approvals and customary closing conditions and is expected to be completed early in the second quarter of 2021.

Mr. Hanna is available for further comment. Please contact Holly Thorne at marketing@fmbankva.com.

About F&M Bank
F&M Bank Corp. (OTCQX: FMBM) proudly remains the only publicly traded organization based in Rockingham County, VA, and since 1908, has served the Shenandoah Valley through its banking subsidiary F&M Bank, with full-service branches and a wide variety of financial services, including home loans through F&M Mortgage, and real estate settlement services and title insurance through VSTitle. Both individuals and businesses find the organization's local decision-making, and up-to-date technology provide the kind of responsive, knowledgeable, and reliable service that only a progressive community bank can. F&M Bank has grown to $1 billion in assets with more than 175 full and part-time employees. Its conservative approach to finances and sound investments, along with excellent customer service, has made F&M Bank profitable and continues to pave the way for a bright future.

Forward-looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements related to the branch expansion and F&M’s future operations and are generally identified by phrases such as “F&M expects,” “F&M believes” or words of similar import. Although F&M believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could have a material adverse effect on F&M’s operations and future prospects include, but are not limited to, difficulties or unexpected costs in combining the acquired branch on the proposed terms or anticipated schedule; deposit attrition, customer losses and business disruption in connection with the branch acquisition; expected growth opportunities may not be realized; changes in interest rates, general economic conditions, or legislative and regulatory policies; and other risk factors and cautionary language included in F&M’s Annual Report on Form 10-K for the year ended December 31, 2019, and other filings with the Securities and Exchange Commission. We undertake no obligation to update these statements following the date of this press release.

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